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                                                                    Exhibit 16

March 1, 1999

Securities and Exchange Commission
Washington, DC 20549

Re:  USA Talks.com, Inc. (formerly SBB, Inc.)
     Change in Registrant's Certifying Accountant

     We were previously the principal accountants for USA Talks.com, Inc. (formerly SBB, Inc.) for the year ended December 31, 1997, and the related statements of income, retained earnings, and cash flows for the period then ended and for the period from January 1, 1989 to December 31, 1997.

     On March 1, 1999, our appointment as principal accountants was terminated. We have read USA Talks.com, Inc.'s statement included under Item 4 of its Form 8-K dated March 1, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with USA Talks.com, Inc.'s statements that during the last two fiscal years, and the subsequent interim periods prior to the date hereof, it did not consult SLGG regarding any of the matters or events set forth in Item 304(a)(2)(i)(ii) of Regulation S-K.

Respectfully,


/s/ Crouch, Bierwolf & Chisolm
Certified Public Accountants